[ON COHEN FUND AUDIT SERVICES LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 28, 2012, on the financial statements of the Viking Mutual Funds, comprising Viking Tax-Free Fund for Montana and Viking Tax-Free Fund for North Dakota (the "Funds") as of December 30, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and Statement of Additional Information in this Post-Effective Amendment to Viking Mutual Fund's Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio

April 26, 2012